Exhibit 2.3

PLAN OF CONVERSION

OF

FORBES ENERGY SERVICES LTD.

Pursuant to Section 10.102 of the Texas Business Organizations Code, the following Plan of Conversion (the “Plan”) is hereby adopted by Forbes Energy Services Ltd., an exempt company organized under the laws of Bermuda under which it is converting to a Texas corporation.

1.      Name. The name of the converting entity is “Forbes Energy Services Ltd.”, an exempt company organized under the laws of Bermuda, and the name of the converted entity is “Forbes Energy Services Ltd.”, a Texas corporation. In order to distinguish between Forbes Energy Services Ltd. before and after the conversion, we refer to the Bermuda entity prior to the Conversion as “Forbes Bermuda” and the Texas entity after the Conversion as “Forbes Texas.”

2.      Existence and Organizational Form. Upon the Effective Date, Forbes Bermuda will be continuing its existence in the form of a for-profit corporation organized under the laws of the State of Texas.

3.      Conversion of Capital Stock. Upon the Effective Date, each outstanding common share and preference share of Forbes Bermuda will automatically convert into one share of common stock or preferred stock, as applicable. Similarly outstanding options and other rights to acquire shares of Forbes Bermuda will become options or rights to acquire the corresponding shares of Forbes Texas. It is not required that shareholders of Forbes Bermuda who currently hold share certificates to exchange their existing share certificates for certificates of Forbes Texas. The stated capital of the shares of Forbes Bermuda is determined to be sufficient consideration for the issuance of shares of Forbes Texas.

4.      Certificate of Formation of Forbes Texas. Upon the Effective Date, the Certificate of Formation attached hereto as Exhibit A will be the Certificate of Formation of Forbes Texas until altered, amended or repealed.

5.      Effective Date. The conversion will become effective as of 6:00 a.m., Central time, on August 12, 2011 (the “Effective Date”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Plan of Conversion has been duly executed by Forbes Bermuda to be effective as of the Effective Date.

Forbes Energy Services Ltd., a Bermuda exempt company

By:	/s/ L. Melvin Cooper
Name:	L. Melvin Cooper
Title:	Executive Vice President, Chief Executive
Officer and Assistant Secretary

Exhibit A

Certificate of Formation of Forbes Texas

[See Attached]

74553v.4